Exhibit (b)(1)

BANK OF AMERICA, N.A.	BANK OF MONTREAL
BANC OF AMERICA SECURITIES LLC	BMO CAPITAL MARKETS
One Bryant Park	115 South LaSalle Street
New York, NY 10036	Chicago, IL 60603

GENERAL ELECTRIC CAPITAL CORPORATION	RBC CAPITAL MARKETS
GE CAPITAL MARKETS, INC.	ROYAL BANK OF CANADA
299 Park Avenue	One Liberty Plaza
New York, New York 10171	New York, New York 10006

CONFIDENTIAL

September 17, 2010

MICRO HOLDING CORP.

c/o the Addressees set forth below

Project Micro
Senior Secured Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Bank of America, N.A. (“Bank of America”), Banc of America Securities LLC (“Banc of America Securities”), Bank of Montreal (“BMO”), General Electric Capital Corporation (“GECC”), GE Capital Markets, Inc. (“GECM”), RBC Capital Markets (“RBCCM”) and Royal Bank of Canada (“Royal Bank”, together with Bank of America, Banc of America Securities, BMO, GECC and GECM, “we”, “us” or the “Commitment Parties”) that Micro Holding Corp., a newly created entity (“Holdings” or “you”), formed at the direction of Hellman & Friedman LLC and its affiliates (collectively, “H&F” or the “Sponsor”), intends to acquire, directly or indirectly, through one or more subsidiaries, 100% of the capital stock of Internet Brands, Inc. (the “Company”) from the equity and option holders of such entity (such acquisition, the “Acquisition”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

1.             Commitments.

In connection with the Transactions (as defined in the Transaction Description), (a) Bank of America is pleased to advise you of its several, but not joint, commitment to provide an aggregate principal amount of (i) $8,000,000 of the Tranche A Term Facility, (ii) $27,000,000 of the Tranche B Term Facility and (iii) $5,000,000 of the Revolving Facility, (b) BMO is pleased to advise you of its several, but not joint, commitment to provide an aggregate principal amount of (i) $7,000,000 of the Tranche A Term Facility, (ii) $23,625,000 of the Tranche B Term Facility and (iii) $4,375,000 of the Revolving Facility, (c) GECC is pleased to advise you of its several, but not joint, commitment to provide an aggregate principal amount of (i) $22,000,000 of the Tranche A Term Facility, (ii) $10,500,000 of the Tranche B Term Facility and (iii) $17,500,000 of the Revolving Facility and (d) Royal Bank is pleased to advise you of its several, but not joint, commitment to provide an aggregate principal amount of (i) $8,000,000 of the Tranche A Term Facility, (ii) $27,000,000 of the Tranche B Term Facility and (iii) $5,000,000 of the Revolving Facility, in each case subject only to the satisfaction of the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto. Royal Bank, Bank of America, GECC and BMO are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender.” Each party hereto agrees that that you may appoint at any time prior to the Closing Date (as defined below) additional financial institutions to provide commitments in respect of (a) the Tranche A Term Facility in an aggregate principal amount of up to $5,000,000, (b) the Tranche B Term Facility in an aggregate principal amount of up to $16,875,000 and (c) the Revolving Facility in an aggregate principal amount of up to $3,125,000 (it being understood that the commitment of any financial institution to provide a portion of the Senior Secured Facilities pursuant to this sentence shall not alter, amend or in any way modify the commitments of the Initial Lenders on the date hereof in respect of the Senior Secured Facilities, and upon the execution by such financial institution (and/or any relevant affiliate) of customary joinder documentation, such financial institution (and/or any relevant affiliate) shall constitute an “Initial Lender” and a “Commitment Party” hereunder). It being understood and agreed, for the avoidance of doubt, that to the extent that additional financial institution(s) do not provide additional commitments pursuant to the previous sentence, such lack of additional commitments shall (i) not affect the commitments of the Initial Lenders as of the date hereof and (ii) result in corresponding lesser amounts being funded under each of the Senior Secured Facilities. Notwithstanding the foregoing, to the extent that, the ratio (the “Leverage Ratio”) of (1) pro forma Consolidated Total Debt (calculated in a manner consistent with such term in the Precedent Documentation) of the Borrower and its subsidiaries as of the Closing Date after giving effect to the Transactions to (2) pro forma Consolidated EBITDA (calculated in a manner consistent with such term in the Precedent Documentation, including with respect to the adjustments and add-backs set forth in such definition) of the Borrower and its subsidiaries after giving effect to the Transactions for the latest four-quarter period for which financial statements are available to you pursuant to the Purchase Agreement or otherwise delivered to you by or on behalf of the Company, is greater than 3.70:1.00, then each Initial Lender’s pro rata share of the commitments in respect of the Term Facilities shall be reduced to cause the Leverage Ratio to be equal to 3.70 to 1.00 (it being agreed that for purposes of the foregoing, Consolidated EBITDA shall be deemed to be $12,657,000, $11,245,000 and $12,269,000, respectively, for the fiscal quarters ended December 31, 2009, March 31, 2010 and June 30, 2010).

2.             Titles and Roles.

It is agreed that (i) each of Banc of America Securities, Bank of Montreal under its trade name BMO Capital Markets, GECM and RBCCM acting will act as a joint bookrunner (each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”) and (ii) GECC will act as administrative agent and collateral agent (in such capacity, the “Administrative Agent”) for the Senior Secured Facilities. Except as set forth in the last sentence of Section 1 of this Commitment Letter and below, you agree that no other agents, co-agents or bookrunners will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in order to obtain its commitment to participate in the Senior Secured Facilities unless you and we shall so agree; provided that if any financial institution becomes an “Initial Lender” and a “Commitment Party” pursuant to the last sentence of Section 1 of this Commitment Letter, then you may appoint such financial institution (and/or any relevant affiliate) to be an additional joint bookrunner for the Senior Secured Facilities (it being understood that (a) each Commitment Party shall retain the same title(s) in respect of each of the Senior Secured Facilities and (b) upon the execution by such financial institution (and/or any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and/or any relevant affiliate) shall constitute a “Joint Bookrunner” and a “Commitment Party” hereunder).

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3.               Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the financial estimates, forecasts and other projections (the “Projections”) and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Company and its subsidiaries, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your representatives on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the date of the consummation of the Acquisition with the proceeds of the initial funding under the Senior Secured Facilities (the date of such funding, the “Closing Date”), you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Company, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances. You understand that the Commitment Parties will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

4.             Fees.

As consideration for the commitments of the Initial Lenders hereunder, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances.

5.             Conditions.

The commitments of the Initial Lenders hereunder to fund the Senior Secured Facilities on the Closing Date are subject solely to (a) the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto and (b) the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Senior Secured Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and the Facilities Documentation, other than those that are expressly stated in the section entitled “Conditions to All Borrowings” in Exhibit B (limited on the Closing Date as indicated therein) and in Exhibit C to be conditions to the initial funding under the Senior Secured Facilities on the Closing Date.

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Notwithstanding anything in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, the Borrower (as defined in Exhibit B hereto), the Guarantors (as defined in Exhibit A hereto), the Company, the Investors, your and their respective subsidiaries and your and their respective businesses the accuracy of which shall be a condition to the availability of the Senior Secured Facilities on the Closing Date shall be (A) such of the representations made by, or with respect to, the Company and its subsidiaries in the Purchase Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Purchase Agreement as a result of a breach of such representations in the Purchase Agreement (to such extent, a “Specified Purchase Agreement Representation”) and (B) the Specified Representations (as defined below) made by the Borrower and the Guarantors in the Facilities Documentation and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair the availability of the Senior Secured Facilities on the Closing Date if the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto and in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Term Sheet) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the equity securities of the Borrower and any domestic subsidiaries of the Borrower (to the extent required by the Term Sheet) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably but no later than 90 days after the Closing Date (or such longer period as the Administrative Agent may agree), provided that any filings of short form security agreements with the US Patent and Trademark Office or the US Copyright Office that are required for perfection of any US patent and patent applications, trademark and trademark applications or copyright registrations, in each case, in the name of the Borrower or any Guarantor and constituting Collateral shall be filed no later than 60 days after the Closing Date (or such later date as the Administrative Agent may agree). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrower and the Guarantors to be set forth in the Facilities Documentation relating to organizational existence of the Borrower; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into and performance of the Facilities Documentation; the incurrence of debt (including Guarantees (to the extent required by the Term Sheet) under the Senior Secured Facilities and the granting of security interests in the Collateral (to the extent required by the Term Sheet) to secure the Senior Secured Facilities do not conflict with organizational documents, or laws in a manner that, individually or in the aggregate, would have, or would reasonably be expected to have, a Company Material Adverse Effect (as defined in Exhibit C hereto); solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 9 of Exhibit C); Federal Reserve margin regulations; the Investment Company Act; Patriot Act; and, subject to the limitations on the provision or perfection of Collateral on the Closing Date described in clause (ii) above and to the limitations set forth under “Security” in Exhibit B hereto, creation, validity and perfection of security interests in the Collateral (as defined in Exhibit B). This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provisions”.

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6.             Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the documentation of the Senior Secured Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, its affiliates and the respective officers, directors, employees, agents, controlling persons, advisors and other representatives and their successors and permitted assigns of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with, this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Senior Secured Facilities or any use of the proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, your affiliates, your creditors, the Company or any other third person, and to reimburse each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses of one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives or their successors and permitted assigns (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a breach of the obligations of such Commitment Party or any of its affiliates under this Commitment Letter, or the Fee Letter or (iii) any dispute solely between or among Indemnified Persons that does not involve an action or omission by you and (b) to the extent that the Closing Date occurs, to reimburse the Commitment Parties from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)) and reasonable fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel to the Commitment Parties, the Joint Bookrunners and Administrative Agent, and of a single local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (such consent not to be unreasonably withheld, conditioned or delayed)), in each case incurred in connection with the Senior Secured Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). It is further agreed by the parties hereto that (x) it is their intention that the Commitment Parties and the Joint Bookrunners shall only have liability to you and your affiliates, including the Sponsor (as opposed to any other person) with respect to this Commitment Letter, and in the event any such other person asserts a claim with respect thereto against either Commitment Party or the Joint Bookrunners it will be subject to the preceding indemnification provisions as and to the extent therein provided and (y) each Commitment Party’s commitments hereunder to provide the Senior Secured Facilities are made on a several basis, and not on a joint basis, with the commitments of any other Initial Lender, and such Commitment Party accordingly shall be liable hereunder solely with respect to its own such contractual obligations. The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect.

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Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of such Indemnified Person’s affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, advisors or other representatives or their successors and permitted assigns (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Borrower (or any of its subsidiaries), the Investors (or any of their respective affiliates), the Company or any of its subsidiaries, the Commitment Parties or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Transactions (including the Senior Secured Facilities and the use of proceeds thereunder), or with respect to any activities related to the Senior Secured Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 6.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

7.             Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Investors, the Company and your and their respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, the Joint Bookrunners and their respective affiliates are full service securities firms engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Joint Bookrunners and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Joint Bookrunners and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Borrower, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

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The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company, you and the Borrower. You agree that each Commitment Party will act under this letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Borrower and the Company, your and their respective equity holders or your and their respective affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Borrower, the Company, your and their respective management, equity holders, creditors, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you or your affiliates with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether such Commitment Party or any of its respective affiliates has advised or is currently advising you, the Borrower or the Company on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

8.             Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors, and to your and any of the Investors’ affiliates and your and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders and to actual and potential co- investors who are informed of the confidential nature thereof and on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any public filing relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and annexes to the Commitment Letter, and the contents thereof, to potential Lenders, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in any public filing relating to the Transactions and (v) if the fee amounts payable pursuant to the Fee Letter have been redacted, you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries and its and their respective officers, directors, agents, employees, attorneys, accountants, advisors, controlling persons or equity holders, on a confidential and need-to-know basis.

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Each Commitment Party and its affiliates will use all information provided to any of them by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purposes in this Commitment Letter and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by such Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and to its and their respective employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, participants or assignees or (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders, participants or assignees or prospective Lenders, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, participant or assignee or prospective Lender, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party) in accordance with customary market standards for dissemination of such type of information, which shall in any event require affirmative action on the part of recipient to access such information. In the event that the Senior Secured Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder. Otherwise, the confidentiality provisions set forth in this paragraph shall survive the termination of this Commitment Letter for a period of two years following the date hereof.

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9.               Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than by you to the Borrower, the Company or another entity, in each case, so long as such entity is, or will be, controlled by the Investors after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own the Company or be the successor to the Company) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly set forth herein). Each Commitment Party reserves the right to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion. Notwithstanding the foregoing, (i) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligations to fund the Senior Secured Facilities on the Closing Date) and (ii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Senior Secured Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Senior Secured Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Secured Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, that it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Exhibit C hereto) and any of the other defined terms contained therein (and whether or not a Company Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Purchase Agreement Representation and whether as a result of any inaccuracy thereof you have the right to terminate your obligations under the Purchase Agreement and (c) the determination of whether the Acquisition and the Merger have been consummated in accordance with the terms of the Purchase Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation in a manner consistent with this Commitment Letter; it being acknowledged that the commitment provided hereunder is subject to conditions precedent as provided herein.

9

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

The indemnification, compensation (solely to extent set forth in the third paragraph under “General” in the Fee Letter), reimbursement (solely to the extent set forth in the second paragraph under “General” in the Fee Letter), jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Senior Secured Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to GECC on behalf of the Commitment Parties, executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on October 1, 2010. The Initial Lenders’ respective commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that GECC has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earliest of (i) after execution of the Purchase Agreement and prior to the consummation of the Transactions, the termination of the Purchase Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Senior Secured Facilities and (iii) 11:59 p.m., New York City time on February 28, 2011 (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

10

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ David H. Strickert
Name: David H. Strickert
Title: Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:	/s/ Kevin P. Morrison
Name: Kevin P. Morrison
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

BANK OR MONTREAL

By:	/s/ Brian Miazga
Name: Brian Miazga
Title: Vice President

[SIGNATURE PAGE TO COMMITMENT LETTER]

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Andy Welicky
Name: ANDY WELICKY
Title: Duly Authorized Signatory

GE CAPITAL MARKET’S, INC.

By:	/s/ Daniel Damon
Name: Daniel Damon
Title: Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

ROYAL BANK OF CANADA

By:	/s/ Mark S. Gronich
Name: MARK S. GRONICH
Title: AUTHORIZED SIGNATORY

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

Micro Holding Corp.

By:	/s/ C. Andrew Ballard
Name: C. Andrew Ballard
Title: President

In care of:

Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Attention: C. Andrew Ballard and Trevor R. Watt

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

Project Micro
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Sponsor intends to consummate the Acquisition pursuant to an Agreement and Plan of Merger, dated as of the date hereof (together with all exhibits, schedules and other disclosure letters thereto, collectively, the “Purchase Agreement”) by and among Holdings, Micro Acquisition Corp., a newly created entity formed at the direction of the Sponsor and a wholly-owned subsidiary of Holdings (“Merger Sub”), and the Company, pursuant to which (i) Merger Sub will merge (the “Merger”) with and into the Company and (ii) the equity and option holders of the Company will receive cash in exchange for their shares and options in the Company (collectively, the “Acquisition Consideration”) and the Company will become a wholly-owned subsidiary of Holdings.

In connection with the foregoing, it is intended that:

a)              Merger Sub or the Company will obtain up to $190.0 million in senior secured loan facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Facilities”).

b)             The Sponsor and certain other investors arranged by and/or designated by the Sponsor (collectively with the Sponsor, the “Investors”) will directly or indirectly make cash equity contributions to Holdings, the net proceeds of which will be further contributed as a cash common equity contribution to Merger Sub (the “Equity Contribution”), in an aggregate amount equal to, when combined with the fair market value of any equity of any of management and other existing equity holders of the Company rolled over or invested in connection with the Transactions (as defined below), at least 50% of the total consolidated pro forma debt and equity capitalization of the Borrower and its subsidiaries on the Closing Date after giving effect to the Transactions.

c)              All the existing third party indebtedness for borrowed money of the Company and its subsidiaries, other than (i) indebtedness permitted to remain outstanding or to be incurred under the Purchase Agreement prior to the Closing Date and (ii) certain other indebtedness that the Joint Bookrunners and the Borrower reasonably agree may remain outstanding after the Closing Date, will be refinanced, repaid or redeemed, and any security interests or guarantees in connection therewith shall have been terminated or released (collectively, the “Refinancing”; such indebtedness, “Existing Debt”).

d)             The proceeds of the Equity Contribution and the Senior Secured Facilities and cash on hand at the Company on the Closing Date will be applied (i) to pay the Acquisition Consideration, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and (iii) to pay for the Refinancing (the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

The borrower under the Senior Secured Facilities shall be (and the term “Borrower” as used herein shall mean) (i) Merger Sub, prior to the Merger and (ii) the Company, after giving effect to the Merger. The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

A-1

EXHIBIT B

Project Micro

Senior Secured Facilities

Summary of Principal Terms and Conditions1

Borrower:	(i) Merger Sub, prior to the Merger and (ii) the Company, after giving effect to the Merger.

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:

GECC will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for the lenders who hold loans or commitments under the Senior Secured Facilities (the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Bookrunners:

Banc of America Securities, BMO Capital Markets, GECM and RBCCM, will act as joint bookrunners for the Senior Secured Facilities (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), and each will perform the duties customarily associated with such roles.

Syndication Agent, Documentation Agent or Co-Documentation Agents:

The Borrower may designate additional financial institutions, reasonably acceptable to the Joint Bookrunners, to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Senior Secured Facilities:	(A)	Senior secured term loan facilities (the “Term Facilities”; the loans thereunder, the “Term Loans”) as follows:

(i) A five year term loan facility (the “Tranche A Term Facility”) in an aggregate principal amount of up to $50.0 million (the loans thereunder, the “Tranche A Term Loans”).

(ii) A five year term loan facility (the “Tranche B Term Facility”) in an aggregate principal amount of up to $105.0 million (the loans thereunder, the “Tranche B Term Loans”).

(B)

A senior secured revolving credit facility (the “Revolving Facility” and, together with the Term Facilities, the “Senior Secured Facilities”) in an aggregate principal amount of up to $35.0 million. Lenders with commitments under the Revolving

1                                           All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibit A thereto.

Facility are collectively referred to as “Revolving Lenders” and the loans thereunder, together with (unless the context otherwise requires) the swingline borrowings referred to below, are collectively referred to as “Revolving Loans”; and together with the Term Loans, the “Loans”.

Swingline Loans:

In connection with the Revolving Facility, GECC (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings upon same-day notice (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to an amount to be agreed. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

If any Lender becomes a Defaulting Lender (as defined below) then the swingline exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event such reallocation does not fully cover the exposure of such Defaulting Lender, the Swingline Lender may require the Borrower to repay such “uncovered” exposure in respect of the swingline loans and will have no obligation to make new swingline loans to the extent such swingline loans would exceed the commitments of the non-Defaulting Lenders.

“Defaulting Lender” means any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Lender Default” means (i) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender to make available its portion of any incurrence of Loans or participations, which refusal or failure is not cured within one business day after the date of such refusal or failure; (ii) the failure of any Lender to pay over to the Administrative Agent, any Issuing Bank (as defined below) or any other Lender any other amount required to be paid by it hereunder within one business day of the date when due; (iii) a Lender has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Senior Secured Facilities or under other agreements in which it commits to extend credit; or (iv) a Lender has admitted in writing that it is insolvent or such Lender becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” mean, with respect to any Lender or any person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

Purpose:	(A)

The proceeds of borrowings under the Term Facilities will be used by the Borrower on the Closing Date, together with the proceeds from borrowings under the Revolving Facility (limited as set forth below), the proceeds from the Equity Contribution and cash on hand at the Company, solely to pay the Acquisition Funds.

(B)

The letters of credit and proceeds of Revolving Loans (except as set forth below) may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other investments, and to finance a portion of the Acquisition Funds.

Availability:	(A)	The Term Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facilities that are repaid or prepaid may not be reborrowed.

(B)

The Revolving Facility (exclusive of letter of credit usage) will be made available on and after the Closing Date to finance a portion of the Acquisition Funds, which portion shall be limited to an amount not to exceed $5.0 million. Additionally, letters of credit issued under facilities no longer available to the Company or its subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace letters of credit outstanding on the Closing Date under such facilities. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:		As set forth on Annex I hereto.

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:

An aggregate amount to be agreed will be available to the Borrower under the Revolving Facility for the purpose of issuing letters of credit. Letters of credit will be issued by GECC and/or other Lenders reasonably acceptable to the Borrower and the Administrative Agent (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above), except to the extent cash collaterized or backstopped pursuant to arrangements acceptable to the Issuing Bank. The face amount of any outstanding letter of credit (and, without duplication, any unpaid drawing in respect thereof) will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

If any Lender becomes a “Defaulting Lender”, then the letter of credit exposure of such Defaulting Lender will automatically be reallocated among the non-Defaulting Lenders pro rata in accordance with their commitments under the Revolving Facility up to an amount such that the revolving credit exposure of such non-Defaulting Lender does not exceed its commitments. In the event that such reallocation does not fully cover the letter of credit exposure of such Defaulting Lender, the applicable Issuing Bank may require the Borrower to cash collateralize such “uncovered” exposure in respect of each outstanding letter of credit and will have no obligation to issue new letters of credit, or to extend, renew or amend existing letters of credit to the extent letter of credit exposure would exceed the commitments of the non-Defaulting Lenders, unless such “uncovered” exposure is cash collateralized to the Issuing Bank’s reasonable satisfaction.

Final Maturity and Amortization:	(A)	Tranche A Term Facility

The Tranche A Term Facility will mature on the date that is five years after the Closing Date and will amortize in (i) equal quarterly installments in aggregate annual amounts equal to 5% in year 1, 15% in year 2, 15% in year 3 and 20% in year 4 and (ii) in equal quarterly installments of 6 • % for each of the first 3 quarters of year 5, in each case, of the original principal amount of the Tranche A Term Facility, with the balance payable on the fifth anniversary of the Closing Date.

	(B)	Tranche B Term Facility

The Tranche B Term Facility will mature on the date that is five years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Tranche B Term Facility, with the balance payable on the fifth anniversary of the Closing Date.

	(C)	Revolving Facility

The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five (5) years after the Closing Date.

Guarantees:

All obligations of the Borrower (the “Borrower Obligations”) under the Senior Secured Facilities and under any interest rate protection or other swap or hedging arrangements, or cash management arrangements, in each case entered into with a Lender, the Administrative Agent or any affiliate of a Lender or the Administrative Agent at the time such transaction is entered into (“Hedging/Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower and by the direct parent of the Borrower (the “Guarantors”); provided that Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a mutually acceptable manner as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as such prohibition did not arise or was not contemplated as part of such acquisition) from guaranteeing the Senior Secured Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) to the Borrower or one of its subsidiaries (as reasonably determined by the Borrower with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed)), (d) any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower (and any direct or indirect U.S. subsidiary if substantially all of its assets consist of the equity or indebtedness of one or more direct or indirect non-U.S. subsidiaries (any such entity, a “FSHCO”)) and (e) special purpose entities, if any.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent reasonably determines, in consultation with the Borrower, that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:

Subject to the limitations set forth below in this section and subject to the Certain Funds Provision, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements (collectively, the “Secured Obligations”) will be secured by: (a) a perfected pledge of the equity interests of the Borrower and each direct, wholly-owned restricted subsidiary of the Borrower and of each subsidiary Guarantor (which pledge, in the case of equity interests of any foreign subsidiary or FSHCO, shall be limited to 100% of the non-voting equity interests and 65% of the voting equity interests of such foreign subsidiary or FSHCO) and (b) perfected security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee-owned real property of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material fee-owned real property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, (a) the Collateral shall exclude the following: (i) any fee-owned real property with a fair market value less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests (including requirements to deliver landlord lien waivers, estoppels and collateral access letters), (ii) pledges and security interests prohibited by applicable law, rule or regulation; (iii) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary’s organizational or joint venture documents (so long as such prohibition did not arise or was not contemplated in the acquisition or formation thereof); (iv) assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the IRS Code or any similar law or regulation in any applicable jurisdiction) as reasonably determined by the Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld or delayed) (it being understood that the Lenders shall not require the Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed under foreign law); and (v) any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition. The Collateral may also exclude those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby (the foregoing described in the previous two sentences are collectively referred to as the “Excluded Assets”). In addition, (a) control agreements shall not be required with respect to any deposit accounts, securities accounts or commodities accounts and no perfection actions shall be required with respect to motor vehicles and other assets subject to certificates of title, letters of credit rights with a value of less than an amount to be agreed, commercial tort claims with a value of less than an amount to be agreed and promissory notes evidencing debt in a principal amount of less than an amount to be agreed and (b) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation substantially consistent with the Facilities Documentation; and none of the Collateral shall be subject to other pledges, security interests or mortgages (other than permitted liens) and other exceptions and baskets to be set forth in the Facilities Documentation.

Mandatory Prepayments:	Loans under the Term Facilities shall be prepaid with:

(A)

commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow, with step-downs to 25% and 0% based upon the achievement and maintenance of ratios of Consolidated Total Debt to Consolidated EBITDA (the “Total Net Leverage Ratio”) (such terms, including the term Excess Cash Flow, to be defined in the Facilities Documentation in a manner substantially consistent with the equivalent definitions set forth in the Precedent Documentation; it being understood that Consolidated Total Debt shall be defined as net of unrestricted cash and cash equivalents not in excess of $25.0 million) equal or less than 2.50:1.00 and 1.75:1.00, respectively; provided that, for any fiscal year, at the Borrower’s option, any voluntary prepayments of loans under the Senior Secured Facilities (subject, in the case of any prepayment of the Revolving Facility, to the extent commitments thereunder are permanently reduced by the amount of such prepayments), made during such fiscal year or after year-end and prior to the time such Excess Cash Flow prepayment is due, other than prepayments funded with the proceeds of (i) incurrences of indebtedness with a maturity of not less than 12 months from the date of incurrence thereof or (ii) Revolving Loans, may be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year (without duplication of any such credit in any prior or subsequent fiscal year);

(B)

an amount equal to 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed for each individual asset sale or disposition and an amount to be agreed in the aggregate for any fiscal year and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 120 days thereafter, and other exceptions to be set forth in the Facilities Documentation substantially consistent with the exceptions set forth in the Precedent Documentation; provided that no more than (i) $20.0 million of net cash proceeds shall be subject to reinvestment rights in any given fiscal year and (ii) $50.0 million of net cash proceeds shall be subject to reinvestment rights in the aggregate during the term of the Term Facilities;

(C)

an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation); and

(D)	an amount equal to 100% of the net cash proceeds of any Specified Equity Contribution (as defined below).

Mandatory prepayments shall be applied, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period, pro rata to the Tranche A Term Loans and the Tranche B Term Loans, and within each such tranche, first to the next four scheduled amortization payments under the applicable Term Facility in forward order and then to remaining scheduled amortization payments on a pro rata basis.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Any Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (C) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender, must first be re-offered to the non-Declining Lenders on a pro rata basis and, if such Lenders elect not to accept such Declined Amounts, such Declined Amounts shall be retained by the Borrower.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facilities will be applied to the remaining amortization payments under the Term Facilities, as directed by the Borrower (including as between the Tranche A Term Facility and Tranche B Term Facility, and absent such direction, on a pro rata basis between the Term Facilities and applied in direct order of maturity).

Conditions to Initial Borrowing:

The availability of the initial borrowing and other extensions of credit under the Senior Secured Facilities on the Closing Date will be subject solely to the applicable conditions set forth in the “Conditions to All Borrowings” section below and in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:

The making of each extension of credit under the Senior Secured Facilities shall be conditioned upon (a) delivery of a customary borrowing/issuance notice (subject, on the Closing Date, to the Certain Funds Provisions), (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the Certain Funds Provisions) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Facilities Documentation:

The definitive financing documentation for the Senior Secured Facilities shall contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B, will be negotiated in good faith and shall contain such other terms as the Borrower and the Joint Bookrunners shall reasonably agree; it being understood and agreed that there shall not be any conditions to the funding of the Senior Secured Facilities on the Closing Date other than as set forth in the section above entitled “Conditions to all Borrowings” (limited on the Closing Date as indicated therein) and on Exhibit C and that such documentation (the “Facilities Documentation”) will be based on that certain Credit Agreement, dated as of July 2, 2008 (as amended, supplemented or otherwise modified through the date hereof, the “Precedent Documentation”) among Abe Investment Holdings, Inc., Getty Images, Inc., the several lenders from time to time parties thereto,

General Electric Capital Corporation, as administrative agent and collateral agent, and the other parties thereto (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith, in each case, as in effect on the date hereof) as modified by the terms set forth herein and as further modified to give due regard and full effect to the operational requirements of the Borrower and its subsidiaries in light of their size, industry, businesses and business practices (collectively, the “Documentation Considerations”); provided that, for the avoidance of doubt, there shall not be an incremental or accordion facility included within the Facilities Documentation. The representations and warranties, covenants and events of default contained in the Facilities Documentation shall consist solely of the following, in each case, applicable to the Borrower and the Borrower’s restricted subsidiaries.

Representations and Warranties:

Limited to the following (to be applicable to the direct parent of the Borrower, the Borrower, and its restricted subsidiaries only): organizational status and good standing; power and authority, execution, delivery and enforceability of Facilities Documentation; with respect to the execution, delivery and performance of the Facilities Documentation, no violation of, or conflict with, law, organizational documents or material agreements; compliance with law (including anti-terrorism law and PATRIOT Act); litigation; margin regulations; material governmental approvals with respect to the execution, delivery and performance of the Senior Secured Facilities; Investment Company Act; accurate and complete disclosure; accuracy of historical financial statements (including pro forma financial statements based on historical balance sheets); after the Closing Date, no Material Adverse Effect (as defined below); no default under Facilities Documentation (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; use of proceeds; ownership of properties; creation and perfection of liens and other security interests; and consolidated Closing Date solvency of the Borrower and its subsidiaries; subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality to be provided in the Facilities Documentation substantially consistent with the qualifications and limitations for materiality provided in the Precedent Documentation.

“Material Adverse Effect” shall mean an effect that results in or causes, or could reasonably be expected to result in or cause, a material adverse effect on (a) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its restricted subsidiaries taken as a whole, (b) the legality, validity or enforceability of any of the Facilities Documentation, (c) the ability of the Borrower and the Guarantors (taken as a whole) to perform their respective obligations under the Facilities Documentation or (d) the rights and remedies of the Administrative Agent or the Lenders under the Facilities Documentation.

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries only): delivery of annual audited and quarterly unaudited financial statements (with extended time periods of 120 days for delivery of the first annual and 60 days for delivery of the first quarterly financial statement to be delivered after the Closing Date), annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), accountants’ letters, officers’ compliance certificates and other information reasonably requested by the Administrative Agent; notices of defaults, litigation and ERISA events; inspections (subject to frequency (so long as there is no ongoing event of default) and cost reimbursement limitations); maintenance of property (subject to casualty, condemnation and normal wear and tear) and customary insurance; maintenance of existence and corporate franchises, rights and privileges; maintenance and inspection of books and records; payment of taxes and similar claims; compliance with laws and regulations (including ERISA, environmental and PATRIOT Act); additional Guarantors and Collateral (subject to limitations set forth under “Guarantees” and “Security” above); use of proceeds; changes in lines of business; and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be provided in the Facilities Documentation substantially consistent with the exceptions and qualifications provided in the Precedent Documentation.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

a)

limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Senior Secured Facilities, (ii) non-speculative hedging arrangements entered into in the ordinary course of business, (iii) any indebtedness permitted to remain outstanding under the Purchase Agreement and indebtedness detailed in clauses (i) and (ii) of paragraph (c) of Exhibit A, (iv) indebtedness incurred and/or assumed on the terms set forth in the third succeeding paragraph; (v) purchase money indebtedness and capital leases (subject to limitations to be agreed) and (vi) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the liens covenant;

b)

liens (which shall permit, among other things, liens securing assumed indebtedness in connection with a Permitted Acquisition, so long as such liens extend to the same assets that such liens extended to, and secure the same indebtedness, that such liens secured, immediately prior to such assumption, and a general basket in an amount to be agreed); provided that any lien granted on the Collateral to secure indebtedness for borrowed money shall be subordinated to the liens securing the Secured Obligations pursuant to an intercreditor agreement in a form reasonably satisfactory to the Required Lenders (as defined below);

c)	fundamental changes;

d)

asset sales (including sales of subsidiaries) and sale leasebacks (which, in each case, shall be permitted on the terms set forth in the fourth succeeding paragraph and, in addition, shall permit ordinary course of business asset sales and certain scheduled asset sales);

e)	investments and acquisitions (which shall be permitted on the terms set forth in the fifth succeeding paragraph);

f)

dividends or distributions on, or redemptions of, the Borrower’s equity (which shall permit, among other things, (x) customary distributions to pay the tax liabilities of any parent, to the extent such payments cover taxes that are attributable to the activities of Borrower or such parent’s ownership of Borrower and are net of any payments already made by Borrower and (y) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses (including franchise or similar taxes) of any such parent not to exceed an amount to be agreed in any fiscal year);

g)

prepayments or redemptions of junior secured indebtedness, unsecured indebtedness or other subordinated indebtedness (collectively, “Junior Debt”) or amendments of the documents governing such Junior Debt in a manner materially adverse to the Lenders;

h)	negative pledge clauses;

i)	transactions with affiliates; and

j)	changes in fiscal year.

In addition, the direct parent of the Borrower will be subject to a covenant relating to its passive holding company status.

The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be set forth in the Facilities Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in the Precedent Documentation, but adjusted in a manner to be agreed to reflect the size of the Borrower’s business and otherwise consistent with the Documentation Considerations; provided that certain monetary baskets will include basket builders based on a percentage of consolidated total assets of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket. In addition, the negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) $5.0 million, plus (b) the retained portion of excess cash flow (i.e., excess cash flow as defined for purposes of the mandatory prepayment requirements set forth herein and not otherwise applied to mandatorily prepay the Term Loans; provided that the retained portion of excess cash flow for any fiscal year shall not be less than zero), plus (c) the cash proceeds of new public or private equity issuances of any parent of the Borrower or the Borrower (other than disqualified stock and any equity contributed as a Specified Equity Contribution) to the extent the proceeds thereof are contributed to the Borrower as qualified equity, plus (d) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock and any equity contributed as a Specified Equity Contribution (as defined below)), plus (e) the net cash proceeds to the Borrower and its restricted subsidiaries of sales of investments made using the Available Amount Basket (up to the amount of the original investment), plus (f) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (up to the amount of the original investment), plus (g) the investments of the Borrower and its restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries (up to the lesser of (i) the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and (ii) the fair market value of the original investments by the Borrower and its restricted subsidiaries in such unrestricted subsidiary). The Available Amount Basket may be used for certain investments, restricted payments and the prepayment or redemption of Junior Debt; provided that use of the Available Amount Basket for restricted payments and the prepayment or redemption of Junior Debt shall be subject to the absence of the Borrower’s knowledge or notice from the Administrative Agent of any continuing default or event of default.

The Borrower or any restricted subsidiary will be permitted to incur indebtedness and/or assume indebtedness in connection with any Permitted Acquisition (as defined below), so long as (i) except with respect to any assumed indebtedness, such indebtedness is unsecured, matures outside of the Term Facilities (without any interim amortization or prepayment events other than customary change of control or asset sale offers); provided that assumed indebtedness may only be secured as provided in clause (b) under the heading “Negative Covenants” above), (ii) the Borrower would be in compliance (on a pro forma basis after giving effect to the incurrence or assumption of such indebtedness and any other indebtedness incurrence, indebtedness retirement, acquisition, disposition and other appropriate pro forma adjustment events, including any indebtedness incurrence or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence or assumption, all to be further defined in the Facilities Documentation) with the financial maintenance covenants in the Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (iii) before and after giving effect thereto, no default or event of default has occurred and is continuing and (iv) with respect to assumed indebtedness, such indebtedness is only the obligation of the person and/or such person’s subsidiaries that are acquired or that acquired the relevant assets, provided that the aggregate amount of indebtedness that may be incurred by restricted subsidiaries that are not Guarantors pursuant to this paragraph shall be limited to an amount to be agreed.

The Borrower or any restricted subsidiary will be permitted to dispose or sell any of its assets on an unlimited basis for fair market value; provided that with respect to any non-ordinary course of business asset sales or dispositions (a) at least 75% of the consideration for asset sales and dispositions in excess of an amount to be agreed shall consist of cash or cash equivalents (subject to exceptions to be set forth in the Facilities Documentation to be agreed and shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration), (b) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof and (c) before and after giving effect to such asset sales, no event of default has occurred and is continuing.

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) before and after giving effect thereto, no default or event of default has occurred and is continuing, (b) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, all to be further defined in the Facilities Documentation) with the financial maintenance covenants in the Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired company or assets are in the same or a generally related line of business as the Borrower and its subsidiaries, and (d) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount not to exceed the greater of (x) a dollar amount to be agreed and (y) a percentage of consolidated total assets to be agreed, subject to increase by the Available Amount Basket.

Financial Maintenance Covenants:	The Facilities Documentation will contain the following financial covenants with regard to the Borrower and its restricted subsidiaries on a consolidated basis:

	(a)	a maximum Total Net Leverage Ratio (it being understood that Consolidated Total Debt shall be defined as net of unrestricted cash and cash equivalents not in excess of $25.0 million); and

(b)

a minimum ratio of Consolidated EBITDA to Cash Consolidated Interest Expense (such terms set forth in this clause (b) to be defined in the Facilities Documentation in a manner substantially consistent with the equivalent definitions of such terms set forth in the Precedent Documentation)

In the case of each of clauses (a) and (b), with levels providing a 25% cushion in Consolidated EBITDA above the Consolidated EBITDA levels set forth in the Sponsor model provided to the Joint Bookrunners, which model shall be the model delivered to the Joint Bookrunners on September 15, 2010 (together with any updates or modifications thereto reasonably agreed by the Joint Bookrunners, the “Sponsor Model”).

For purposes of determining compliance with the financial covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial maintenance covenants at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the financial maintenance covenants for the relevant fiscal quarter, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Facilities Documentation, (d) during the term of the Senior Secured Facilities no more than four Specified Equity Contributions may be made and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the financial maintenance covenants for the fiscal quarter in which such Specified Equity Contribution is applied, provided further that no Specified Equity Contribution shall be permitted to be made for any fiscal quarter if Consolidated EBITDA for the four fiscal quarter period ending on the last day of such fiscal quarter is less than $30.0 million.

The financial covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the first full fiscal quarter of the Borrower completed after the Closing Date for which financial statements are available.

Unrestricted Subsidiaries:	The Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate (but only once) any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, the Borrower shall be in pro forma compliance with the financial maintenance covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Facilities Documentation.

Events of Default:

Limited to the following (to be applicable to the direct parent of the Borrower, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary five business day grace period; violation of covenants (subject, in the case of affirmative covenants (other than notices of default and maintenance of the Borrower’s existence), to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness of an amount in excess of $10,000,000; bankruptcy or other insolvency events of the direct parent of the Borrower, the Borrower or its material subsidiaries (with a 60 day grace period for involuntary events); material monetary judgments of an amount in excess of $10,000,000; ERISA events; actual or asserted invalidity of material guarantees or security documents; and change of control (to include a pre- and post-initial public offering provision).

Voting:

Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension or increase of any commitment), (B) reductions of principal (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute a reduction in principal), interest (other than a waiver of default interest) or fees and (C) extensions of scheduled amortization payments, the date for payment of any interest or fees or the final maturity (it being understood that a waiver of any condition precedent or the waiver of any default, event of default or mandatory prepayment shall not constitute an extension of any scheduled amortization payment, the date for payment of any interest or fees or the final maturity date), (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral, (iii) the consent of the Swingline Lender and Issuing Bank will be required for any amendment that modifies swing-line or letter of credit specific provisions and (iv) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided. Defaulting Lenders shall not be included in the calculation of Required Lenders.

No amendment, waiver or consent to the application of mandatory or voluntary (in situations where pro rata application applies) prepayments amongst the Term Facilities shall be effective without the consent of the Lenders holding more than 50% of the Loans under a Term Facility adversely affected thereby (although a mandatory prepayment can be waived by the Required Lenders so long as no Term Facility has any application of payments applied thereto).

The Facilities Documentation shall contain customary provisions for replacing Defaulting Lenders, replacing Lenders claiming increased costs, tax gross ups and similar required indemnity payments and replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the Loans and commitments under the Senior Secured Facilities shall have consented thereto.

Cost and Yield Protection:

The Facilities Documentation will include tax gross-up, cost and yield protection provisions substantially consistent with those set forth in the Precedent Documentation; provided that the tax gross-up will not apply to any withholding taxes imposed (i) by reason of Section 1471 or Section 1472 of the Internal Revenue Code of 1986, as amended (the “Code”), other than by reason of a change of law or (ii) as a result of any failure of a Lender to provide documentation necessary to prevent withholding under Section 1471 or Section 1472 of the Code.

Assignments and Participations:

The Lenders will be permitted to assign (a) loans and/or commitments under the Term Facilities with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that (A) no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) with respect to any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund and (B) no consent of the Administrative Agent shall be required with respect to assignment of any Term Loans, if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 in the case of the Term Facilities and $2,500,000 in the case of the Revolving Facility (or lesser amounts, if agreed between the Borrower and the Administrative Agent) or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law.

Voting rights of participants shall be limited to matters set forth under “Voting” above with respect to which the unanimous vote of all Lenders (or all directly and adversely affected Lenders, if the participant is directly and adversely affected) would be required.

In addition, non-pro rata distributions and commitment reductions will be permitted in connection with loan buy-back or similar programs, assignments to, and purchases by the Borrower and its affiliates on terms consistent with the two succeeding paragraphs.

Assignments to the Sponsor and its affiliates (other than the direct parent of the Borrower, the Borrower and its subsidiaries, each, an “Affiliated Lender”) shall be permitted subject to the following limitations:

(i)                                     Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend/participate in meetings attended solely by the Lenders and the Administrative Agent;

(ii)                                  for purposes of any amendment, waiver or modification of the Facilities Documentation or any plan of reorganization that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter, provided that an Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity, will not be subject to such voting limitations and will be entitled to vote in the same capacity as the other Lenders;

(iii) Affiliated Lenders may not purchase Revolving Loans; and

(iv) the amount of Term Loans purchased by Affiliated Lenders may not exceed 20% of the original principal amount of such loans.

Assignments of loans under the Senior Secured Facilities to the Borrower shall be permitted so long as (i) any offer to purchase or take by assignment any Loans by the Borrower shall have been made to all Lenders pro rata (with buyback mechanics to be agreed), (ii) no default or event of default has occurred and is continuing, (iii) the loans purchased are immediately cancelled and (iv) no proceeds from any loan under the Revolving Facility shall be used to fund such assignments.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties and the Lenders (without duplication) and their affiliates, and the officers, directors, employees, advisors, agents, controlling persons and other representatives and their successors and permitted assigns of the foregoing (each, an “Indemnified Institution”), and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all Indemnified Institution, taken as a whole, and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnified Institutions taken as a whole (and, in the case of an actual or perceived conflict of interest, where the Indemnified Institutions affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such Indemnified Institution arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such Indemnified Institution is a party thereto and whether or not such proceedings are brought by the Borrower, its equity holders, its affiliates, its creditors or any other third person) that relates to the Transactions, including the financing contemplated hereby; provided that, as to any Indemnified Institution no such Indemnified Institution will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Institution or any of its affiliates or any of the officers, directors, employees, advisors, controlling persons, agents or other representatives or their successors and permitted assigns of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a breach by such Indemnified Institution or one of its affiliates or (iii) any dispute between and among Indemnified Institutions that does not involve an act or omission by the direct parent of the Borrower, the Borrower or its restricted subsidiaries; provided that the Administrative Agent, Letter of Credit Issuers and Swingline Lenders, as applicable, in each case to the extent acting in such capacity, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

At the option of the Borrower, initially, (a) with respect to the Tranche A Term Loans, Adjusted LIBOR plus 4.75% or ABR plus 3.75%, (b) with respect to the Tranche B Term Loans, Adjusted LIBOR plus 5.50% or ABR plus 4.50% and (c) with respect to the Revolving Loans, Adjusted LIBOR plus 5.50% or ABR plus 4.50%.

All swingline loans will be ABR loans.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the Tranche A Term Facility and the Revolving Facility shall be determined by reference to leverage-based pricing grids to be agreed; provided that each pricing grid shall contain two (2) pricing levels (i.e. original pricing plus one (1) step-down).

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the highest of (i) the prime commercial lending rate published by the Wall Street Journal as the “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Published LIBOR (as defined below) rate plus 1.0% per annum.

Adjusted LIBOR is the London interbank offered rate for eurodollar deposits for a period equal to the applicable Interest Period appearing on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) (“Published LIBOR”), adjusted for statutory reserve requirements for eurocurrency liabilities.

There shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 1.5% per annum and a minimum ABR requirement of 2.5% per annum.

B-I-1

Letter of Credit Fee:

A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.75% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, commitment fee rates under the Revolving Facility shall be determined by reference to a leverage-based pricing grid to be agreed; provided that the pricing grid shall contain two (2) pricing levels (i.e. original fee plus one (1) step-down).

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EXHIBIT C

Project Micro
Senior Secured Facilities
Summary of Additional Conditions2

The initial borrowings under the Senior Secured Facilities shall be subject to the following conditions:

1.                                       Except as disclosed (a) in Schedule 3.6 to the Purchase Agreement as in effect on the date hereof or (b) in or incorporated by reference in the Company SEC Documents (as defined in the Purchase Agreement as in effect on the date hereof), other than disclosure referred to in the “Risk Factors” and “Note Regarding Forward Looking Statements” sections thereof or any other disclosures included in such filings which are forward-looking in nature, filed prior to the date of the Purchase Agreement (the “Filed Company SEC Documents”) (it being understood that any matter disclosed in any schedule to the Purchase Agreement and prior to the date of this Commitment Letter (the “Company Disclosure Schedules”) or in or incorporated by reference in such Company SEC Documents shall be deemed disclosed with respect to Schedule 3.6 to the Purchase Agreement to the extent the relevance to Schedule 3.6 to the Purchase Agreement is reasonably apparent), since December 31, 2009, there has not been any event, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below).

“Company Material Adverse Effect” shall mean any change, event, occurrence or effect that is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries (as defined below), taken as a whole; provided, however, that none of the following shall constitute, or be considered in determining whether there has occurred, and no change, event, occurrence or effect resulting from, attributable to or arising out of any of the following shall constitute, a Company Material Adverse Effect: (a) changes, events or occurrences generally affecting (i) the industries in which the Company and its Subsidiaries operate, or (ii) the economy or the credit, debt, financial or capital markets, in each case, in the United States or elsewhere in the world, including changes in interest or exchange rates, (b) changes after the date hereof in Law (as defined below) or the interpretation or enforcement thereof or in generally accepted accounting principles in the United States, consistently applied or in accounting standards, or changes after the date hereof in general legal, regulatory or political conditions, (c) the negotiation, execution, announcement or performance of the Purchase Agreement or the consummation of the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources, employees, revenue and profitability, (d) acts of war (whether or not declared), sabotage or terrorism, or any outbreak or escalation or worsening of any such acts of war, sabotage or terrorism, (e) earthquakes, hurricanes, tornados or other natural disasters or calamities, (f) any action taken by the Company or its subsidiaries as expressly contemplated by the Purchase Agreement (other than Section 5.2 thereof) or with Holding’s written consent or at Holding’s written request, (g) any decline in the market price, or change in trading volume, of the capital stock of the Company, (h) the suspension of trading generally on the New York Stock Exchange or the Nasdaq Stock Market, (i) any failure to meet any internal or public projections, forecasts or estimates of revenue or earnings or the issuance of revised projections that are not as

2                                           Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

optimistic as those in existence as of the date hereof, (j) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Purchase Agreement or the transactions contemplated hereby, (k) the outcome of any litigation, claim or other proceeding described in the Company Disclosure Schedules or disclosed in the Filed Company SEC Documents, (l) any increase in the cost or availability of any financing available to Holdings and Mergersub to consummate the transactions contemplated hereby or (m) changes or developments in national, regional, state or local telecommunications or internet transmission systems; provided, further, however, (A) that any change, event, occurrence or effect referred to in clauses (a), (d), (e) and (m) shall be taken into account for purposes of such clause only so long as such change, event, occurrence or effect does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the industries in which the Company and its Subsidiaries operate and (B) that for purposes of clauses (g) and (i), any change, event, occurrence or effect underlying such decline, change or failure not otherwise excluded in the other exceptions (a) through (m) of this definition shall be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Laws” shall mean with all laws, statutes, ordinances, codes, rules, regulations, decrees and Orders (as defined below) of Governmental Authorities (as defined below).

“Governmental Authority” shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, provincial, state, municipal, local or foreign, or any agency, commission, instrumentality or authority thereof exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any court or arbitrator (public or private) exercising judicial, quasi-judicial, administrative or similar functions.

“Order” shall mean any order, injunction, judgment, decree, ruling, writ, assessment or arbitration of a Governmental Authority.

“Subsidiary” when used with respect to any party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

2.                                  The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Senior Secured Facilities, shall be consummated, in all material respects in accordance with the terms of the Purchase Agreement, after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those that are materially adverse to the interests of the Lenders, without the prior written consent of the Joint Bookrunners. The Commitment Parties, Initial Lenders and Joint Bookrunners hereby acknowledge that they are satisfied with the Purchase Agreement, dated as of the date hereof, and the schedules, disclosure letters and exhibits thereto.

3.                                  The Equity Contribution shall have been made, or substantially simultaneously with the initial borrowings under the Senior Secured Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter.

4.                                  Substantially simultaneously with the initial borrowing under the Senior Secured Facilities, the Refinancing shall be consummated. After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no third party indebtedness for borrowed money, other than (i) the Senior Secured Facilities, (ii) indebtedness permitted to remain outstanding or to be incurred under the

Purchase Agreement prior to the Closing Date and (iii) certain other indebtedness that the Joint Bookrunners and the Borrower reasonably agree may remain outstanding after the Closing Date.

5.                                  The Joint Bookrunners shall have received (a) audited consolidated balance sheets of the Company as at December 31, 2009, December 31, 2008 and December 31, 2007 and related statements of income and cash flows of the Company for the fiscal years ended at December 31, 2009, December 31, 2008 and December 31, 2007 and (b) an unaudited consolidated balance sheet of the Company as at the end of, and related statements of income and cash flows of the Company for, each subsequent fiscal quarter of the Company after December 31, 2009 ended at least 45 days before the Closing Date (in the case of this clause (b), without footnotes). The Joint Bookrunners hereby acknowledge receipt of the financial statements in the foregoing clause (a) and in the foregoing clause (b) with respect to the financial statements for the fiscal quarters ended March 31, 2010 and June 30, 2010.

6.                                  The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

7.                                  Subject in all respects to the Certain Funds Provisions, all documents and instruments required to create and perfect the Administrative Agent’s (as defined in Exhibit B) security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing.

8.                                  The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information about the Borrower and the Guarantors as has been reasonably requested by the Administrative Agent or the Joint Bookrunners in writing at least 10 days prior to the Closing Date and that the Administrative Agent or Joint Bookrunners reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

9.                                  The closing of the Senior Secured Facilities shall have occurred on or before the Expiration Date.

10.                            (i) The execution and delivery by the Borrower and the other Guarantors of the Facilities Documentation (including guarantees by the Guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and subject to the Certain Funds Provision and the Documentation Considerations set forth in the Commitment Letter and Term Sheet and (ii) delivery to the Joint Bookrunners of customary legal opinions, organizational documents of the Borrower and each Guarantor (certified by the state of organization where applicable), customary evidence of authorization, customary officer’s closing certificates, good standing certificates in jurisdictions of formation/organization of the Borrower and the Guarantors (to the extent applicable), insurance certificates with customary additional insured and loss payee provisions and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit C, of the Borrower’s chief financial officer.

11.                                 All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Senior Secured Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Senior Secured Facilities).

ANNEX I

Form of Solvency Certificate

To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of [       ], a [       ] (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1.                                       This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [   ] of the Credit Agreement, dated as of        , 20[  ], among [        ] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.

2.                                  For purposes of this certificate, the terms below shall have the following definitions:

(a)                             “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)                            “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)                             “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)                            “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of

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proceeds of such Loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)                                  “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)                                    “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Borrower and its Subsidiaries taken as a whole after consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof) is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.                                       For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)                                  I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement.

(b)                                 I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)                                  As chief financial officer of the Borrower, I am familiar with the financial condition of the Borrower and its Subsidiaries.

4.                                       Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the Loans and the use of proceeds of such Loans on the date hereof), it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

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IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this          day of , 20[ ].

[ ]

By:
Name:
Title: Chief Financial Officer

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